Exhibit 4.3

CERTIFICATE OF DESIGNATIONS

OF

SERIES B SENIOR CONVERTIBLE PREFERRED STOCK

OF

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

Talecris Biotherapeutics Holdings Corp., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

That the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) by written consent without a meeting as of March 31, 2005 pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation authorizing the Corporation to issue up to 10,000,010 shares of Preferred Stock, par value $0.01 per share:

“BE IT RESOLVED, that the issuance of a series of Preferred Stock of Talecris Biotherapeutics Holdings Corp. (the “Corporation”) is hereby authorized, and the designation, voting powers, privileges, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows:

Section 1.                                          Designation.  The distinctive serial designation of such series is “Series B Senior Convertible Preferred Stock” (“Series B Senior Convertible Preferred Stock”).  Each share of Series B Senior Convertible Preferred Stock shall be identical in all respects to every other share of Series B Senior Convertible Preferred Stock.

Section 2.                                          Number of Shares.  The number of shares of Series B Senior Convertible Preferred Stock shall be 5,000,000.  Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series B Senior Convertible Preferred Stock then outstanding) by the Board of Directors.  Shares of Series B Senior Convertible Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3.                                          Definitions.  As used herein with respect to Series B Senior Convertible Preferred Stock:

(a)                                  “Accrued dividends,” with respect to any share of any class or series, means an amount computed at the annual dividend rate, for the class or series, from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued (whether or not such dividends have been declared), less the aggregate amount of all dividends previously paid on such share.

(b)                                 “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting stock, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting stock of a Person shall be deemed to be control; provided, further, that none of Bayer and its Affiliates shall be considered to be an Affiliate of the Corporation or Parent or any of their respective subsidiaries.

(c)                                  “Ampersand” means Ampersand 2001 Limited Partnership, a Delaware limited partnership.

(d)                                 “Bayer” means Bayer HealthCare LLC, a Delaware limited liability company.

(e)                                  “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.

(f)                                    “Cerberus” means Cerberus Capital Management, L.P., a Delaware limited partnership.

(g)                                 “Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation.

(h)                                 “Credit Agreements” means the Credit Agreement, dated as of March 31, 2005, among the Corporation, Talecris Biotherapeutics Inc., JPMorgan Chase Bank, N.A. and the other lenders thereunder, and the Second Lien Credit Agreement, dated as of March 31, 2005, among the Corporation, Talecris Biotherapeutics, Inc., Cerberus-Plasma Holdings LLC and the other lenders thereunder.

(i)                                     “Deemed Liquidation” means any of the events to which Section 5(d), (e) or (f) applies.

(j)                                     “Junior Secured Convertible Notes” means the Junior Secured Convertible Notes due 2013 of the Corporation.

(k)                                  “Junior Stock” means the Common Stock, the Junior Preferred Stock and any other class or series of stock of the Corporation hereafter authorized over which Series B Senior Convertible Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(l)                                     “Parity Stock” means any other class or series of stock of the Corporation, including the Series A Senior Convertible Preferred Stock, that ranks on a parity with Series B Senior Convertible Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(m)                               “Person” means any corporation, partnership, limited liability company, trust, estate, governmental entity, natural person or any other entity that is treated as a person under applicable law.

(n)                                 “Series A Senior Convertible Preferred Stock” means the Series A Senior Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

(o)                                 “Stockholders Agreement” means the Stockholders Agreement dated as of March 31, 2005 among the Corporation, Talecris Holdings, LLC and Bayer and its affiliates party thereto

Section 4.                                          Dividends.

(a)                                  Rate.  The Series B Senior Convertible Preferred Stock shall accrue, but only out of funds legally available therefor, cumulative dividends at the annual rate of 10%, compounded quarterly, on the Liquidation Preference (as defined in Section 5 below), payable in cash only upon the earlier of the liquidation date pursuant to Section 5(a) or conversion of the Series B Senior Convertible Preferred Stock pursuant to Section 7, on a pro rata basis with any Parity Stock; provided, however, that no such payment shall be made in cash to the extent, but only to the extent, prohibited by the Certificate of Designations for the Corporation’s Junior Preferred Stock or a written contract or agreement (including the Stockholders Agreement) validly binding on the Corporation entered into on or prior to the date of issuance of the Series B Convertible Preferred Stock or, in the case of either of the Credit Agreements, as either of such Credit Agreements may be amended, extended, renewed, refinanced or replaced.  If and to the extent that the payment of any dividends in cash is so prohibited, such payment shall be made at the earliest time no longer so prohibited under such Certificate of Designations or any such aagreements.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payments on shares of Series B Senior Convertible Preferred Stock which may be in arrears.

Section 5.                                          Liquidation Rights.

(a)                                  Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or a Deemed Liquidation, holders of Series B Senior Convertible Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, and on a pro rata basis with any Parity Stock, to receive in full $100.00 per share (the “Liquidation Preference”), together with an amount equal to all accrued dividends to the date of payment whether or not earned or declared.  Such date of payment shall be as promptly as legally permissible in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or, in the event of a Deemed Liquidation, within 45 days thereafter.

(b)                                  Partial Payment.  If the assets of the Corporation are not sufficient to pay the Liquidation Preference (plus accrued dividends to the date of payment whether or not earned or declared) in full to all holders of Series B Senior Convertible Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series B Senior Convertible Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series B Senior Convertible Preferred Stock and all such Parity Stock.

(c)                                  Residual Distributions.  If the Liquidation Preference (plus accrued dividends to the date of payment whether or not earned or declared) has been paid in full to all holders of Series B Senior Convertible Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)                                  Merger or Consolidation.  For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation shall constitute a liquidation of the Corporation unless (i) the Corporation is the surviving corporation following the merger or consolidation and the rights of holders of Series B Senior Convertible Preferred Stock are not adversely affected by such merger or consolidation or (ii) if the Corporation is not the surviving corporation following the merger or consolidation, the surviving corporation issues securities having substantially identical rights and privileges to the Series B Senior Convertible Preferred Stock in exchange for outstanding Series B Senior Convertible Preferred Stock pursuant to the merger or consolidation.

(e)                                  Sale of Assets.  For purposes of this Section 5, the sale of all or substantially all of the assets of the Corporation shall constitute a liquidation of the Corporation.

(f)                                    Change of Control.  For purposes of this Section 5, a Change of Control means any transaction or series of related transactions after which (i) Cerberus, Ampersand and their respective Affiliates collectively cease to own in the aggregate at least $50 million aggregate principal amount or liquidation preference of the Junior Secured Convertible Notes and Series B Senior Convertible Preferred Stock (or, if the

Junior Secured Convertible Notes and Series B Senior Convertible Preferred Stock have been converted to Common Stock, 50% of the Common Stock issuable upon conversion thereof), (ii) a majority of the seats on the Board of Directors of the Corporation is occupied by Persons not designated by Cerberus, Ampersand or their respective Affiliates and (iii) another person or group of persons owns a greater amount, on a fully diluted basis, of the Common Stock than the Common Stock owned by Cerberus, Ampersand and their Affiliates collectively on a fully diluted basis.

Section 6.                                          Redemption.  The Series B Senior Convertible Preferred Stock shall not be redeemable at any time.

Section 7.                                          Conversion Rights.  Each share of Series B Senior Convertible Preferred Stock shall be convertible at the option of the holder thereof at any time into fully paid and non-assessable shares of Common Stock of the Corporation (calculated as to each conversion to the nearest 1/100th of a share) on and subject to the following terms and conditions:

(a)                                  Conversion Rate.  The conversion rate at which shares of Series B Senior Convertible Preferred Stock shall be convertible into Common Stock (the “Conversion Rate”) shall initially be nine shares of Common Stock per share of Series B Senior Convertible Preferred Stock and shall be adjusted in certain events as provided in Subsection (e) below.

(b)                                  Surrender of Certificates.  In order to convert shares of Series B Senior Convertible Preferred Stock into Common Stock the holder must surrender, at the principal office of the Corporation or at such other office as the Board of Directors may designate, the certificate or certificates for the shares to be converted, duly endorsed or assigned either to the Corporation or in blank, together with irrevocable written notice that such holder elects to convert such shares.  Such shares shall be deemed to be converted immediately before the close of business on the date of such surrender, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time.  As promptly as practicable on or after such date, the Corporation shall issue and deliver at such office to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share as provided in Subsection (d) and together with payment in immediately available funds of all accrued dividends, whether or not earned or declared, on the shares of Series B Senior Convertible Preferred Stock so converted.

(c)                                  Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Senior Convertible Preferred Stock, but instead of any fraction of a share that would otherwise be issuable the Corporation shall pay an amount in cash equal to the same fraction of the Closing Price (as defined in Subsection (l) below) on the date of surrender of the certificate or certificates for such shares for conversion, or, if such date is not a Trading Day (as defined in Subsection (l) below), on the next Trading Day.

(d)                                  Adjustment of Conversion Rate.  The Conversion Rate and the number and kind of shares of capital stock or other property issuable on conversion shall be adjusted from time to time as follows:

(i)                                    Stock Splits and Combinations.  In case the Corporation shall subdivide its outstanding Common Stock into a greater number of shares or combine its outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect immediately before the time when such subdivision or combination becomes effective shall be adjusted so that the holder of each share of Series B Senior Convertible Preferred Stock converted thereafter shall be entitled to receive the number of shares of Common Stock that such holder would have received if such shares of Series B Senior Convertible Preferred Stock had been converted immediately prior thereto at the Conversion Rate then in effect.  Such adjustment shall be made successively whenever any such event shall occur.

(ii)                                Stock Dividends in Common Stock.  In case the Corporation shall pay a dividend or make a distribution in shares of Common Stock on any class of capital stock of the Corporation, the Conversion Rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive such dividend or distribution  shall be increased by multiplying such Conversion Rate by a fraction, of which the numerator is the sum of the number of shares of Common Stock theretofore outstanding and the total number of shares issued in such dividend or distribution, and the denominator is the number of shares of Common Stock theretofore outstanding.

(iii)                            Sales of Common Stock below Fair Market Value.  In case the Corporation shall issue or grant to any person (whether directly or by assumption in a merger or otherwise, other than upon a Fundamental Change to which Section 7(d)(v) applies) (a) rights, warrants, options, exchangeable securities or convertible securities (each referred to herein as “Rights”) entitling such person to subscribe for or purchase shares of Common Stock at a price per share less than the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) (the “Fair Market Value”) or (b) shares of Common Stock at a price per share less than the Fair Market Value, on the record date fixed for the determination of persons entitled to receive such Rights or such shares, the Conversion Rate in effect immediately before the close of business on the record date fixed for such determination shall be adjusted by multiplying such Conversion Rate by a fraction, of which (x) the numerator shall be the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security other than the Series B Senior Convertible Preferred Stock or upon the exercise of any rights, warrants or options) at the close of business on such record date plus the number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights, or so issued and (y) the denominator is the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security other than the Series B Senior Convertible Preferred Stock or upon the exercise of any rights, warrants or options) on such record date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights, or so issued, would purchase at the Fair Market Value on such record date.  If, after any such record date, any such Rights or shares are not in fact issued, or are not exercised prior to the expiration thereof, the Conversion Rate shall be immediately readjusted, effective as of the date such Rights or shares expire, or the date the Board of Directors determines not to issue such Rights or shares, to the Conversion Rate that would have been in effect if the unexercised Rights had never been granted or such record date had not been fixed, as the case may be.  Such adjustment shall be made successively whenever any such event shall occur.  For the purposes of this paragraph, the aggregate of the offering price received or to be received by the Corporation shall include the maximum aggregate amount (if any) payable upon exercise or conversion of such Rights.  The value of any consideration received or to be received by the Corporation, if other than cash, is to be determined by the Board of Directors on a reasonable basis and in good faith.  Notwithstanding the foregoing, the Conversion Rate shall not be adjusted for Rights or shares of Common Stock issued or granted (A) to the Corporation’s or its subsidiaries’ employees, consultants, directors or officers pursuant to stock option, stock purchase, restricted stock or similar equity or incentive-based compensation plans or agreements approved by the Board of Directors, (B) pursuant to the exercise, conversion or exchange of any then outstanding convertible or exchangeable securities, rights, options or warrants or (C) to lenders or purchasers of debt securities of the Corporation or Talecris Holdings, LLC or their subsidiaries in connection with debt incurred to such lenders or purchasers.

(iv)                               Distributions of Indebtedness, Securities or Assets.  In case the Corporation shall distribute to all holders of Common Stock (whether by dividend or in a merger or consolidation or otherwise) evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than Common Stock, rights or warrants referred to in paragraph (iii) above and other than as a result of a Fundamental Change), the Conversion Rate in effect immediately before the close of business on the date fixed for payment of such distribution shall be increased by multiplying such Conversion Rate by a fraction, of which the numerator is the Current Market Price (determined as provided in paragraph (vi) below) on such payment date, and the denominator is such Current Market Price less the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of the portion of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock, and the holder of each share of Series B Senior Convertible Preferred Stock converted after the close of business on the record date set for the distribution on the Common Stock and prior to the close of business on such payment date shall be entitled to receive, for each share of Common Stock received upon such conversion, the portion of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock; provided, however, that, at the election of the Board of Directors, the Corporation may (x) distribute to such holder a due bill therefor requiring payment or delivery not later than such payment date or (y) pay to such holder an amount in cash equal to such fair market value.  In case the Board of Directors shall determine that such fair market value of the portion of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock is equal to or greater than such Current Market Price, in lieu of the foregoing adjustment, the holder of each share of Series B Senior Convertible Preferred Stock converted after such record date shall have the right to receive upon conversion the amount of such evidences of indebtedness, shares of capital stock, other securities, cash and assets that such holder would have received had such holder converted such share prior to such record date.  Such adjustment shall be made successively whenever any such event shall occur.  In case such distribution is not made after such a record date has been fixed, the Conversion Rate shall be readjusted to the Conversion Rate that would have been in effect if such record date had not been fixed.

(v)                                   Fundamental Changes.  In case any transaction or event (including without limitation any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur in which all or substantially all outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets (a “Fundamental Change”), the holder of each share of Series B Senior Convertible Preferred Stock outstanding immediately before such Fundamental Change becomes effective shall have the right upon any subsequent conversion to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other securities, cash and assets that such holder would have received if such share had been converted immediately prior thereto; provided, however, that if more than 50% of the value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of such stock, other securities, cash and assets consists of common stock of any corporation, such holder shall have the right to receive such number of shares of such common stock that such holder would have received if all of such value had consisted solely of such common stock.  The Corporation will not be a party to or permit any Fundamental Change to occur unless the foregoing provisions are included in the terms thereof.  This paragraph shall similarly apply to any subsequent Fundamental Change.

(vi)                               Current Market Price.  For purposes of any computation under paragraphs (iii) and (iv) above, the Current Market Price on any date means the average of the daily Closing Prices (as defined in Subsection (l) below) for the five consecutive Trading Days selected by the Board of Directors commencing not more than 20 Trading Days before, and ending not later than, the earlier of such date and the day before the record date fixed for determination of stockholders entitled to receive any rights or warrants referred to in paragraph (iii) and any distribution referred to in paragraph (iv).

(vii)                           Deferral of Certain Conversions Requiring Adjustment.  In any case in which this Subsection (e) requires that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (A) issuing to the holder of any shares of Series B Senior Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Rate in effect immediately before adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Subsection (d) above.  In any such case the Corporation shall issue or cause a transfer agent to issue due bills or other appropriate evidence of the right to receive the shares the issuance of which is so deferred.

(viii)                       Deferral of Small Adjustments.  Any adjustment in the Conversion Rate otherwise required by this Section 7 may be postponed until the date of the next adjustment otherwise required to be made up to, but not beyond, one year from the date on which it would otherwise be required to be made, if such adjustment (together with any other adjustments postponed pursuant to this paragraph (viii) and not theretofore made) would not require an increase or decrease of more than 1% in such Conversion Rate and would not, if made, entitle the holders of all then outstanding shares of Series B Senior Convertible Preferred Stock upon conversion to receive additional shares of Common Stock equal in the aggregate to one-tenth of one percent (0.1%) or more of the then issued and outstanding shares of Common Stock.  All calculations under this Subsection (e) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(ix)                              Provisions Applicable to Other Classes of Stock.  In the event that at any time, as a result of an adjustment made pursuant to paragraph (iv) or (v) above, the holder of any shares of Series B Senior Convertible Preferred Stock becomes entitled to receive (but does not actually receive) any shares of capital stock other than Common Stock of the Corporation, the number and kind of such other shares so receivable shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions concerning the Common Stock contained in paragraphs (i) through

(viii) above, and the other provisions of this Subsection (e) concerning the Common Stock shall apply on like terms to any such other shares.

(x)                                  Voluntary Reduction in Conversion Rate.  The Board of Directors may make such reductions in the Conversion Rate, in addition to those required by this Subsection (e), as shall be determined by the Board of Directors to be advisable in order to avoid taxation insofar as practicable of any dividend or distribution of stock or rights to acquire stock or any event treated as such for Federal income tax purposes to the recipients.  In addition, the Board of Directors may from time to time reduce the Conversion Rate by any amount for any period of at least 20 days if the reduction is irrevocable during such period and the Board has determined in good faith that it is in the best interest of the Corporation, and whenever the Conversion Rate is so reduced, the Corporation shall mail to holders of record of Series B Senior Convertible Preferred Stock, at least 15 days prior to the date such reduction it is to take effect, a notice stating the reduced Conversion Rate and the period it will be in effect.

(xi)                              Authority of Board of Directors.  The Board of Directors shall have the power to resolve any ambiguity or correct any error in this Subsection (e), and its action in so doing shall be final and conclusive.

(e)                                  Notice of Conversion Rate Adjustments.  Whenever the Conversion Rate is adjusted as herein provided:

(i)                                     The Corporation shall compute and file with each transfer agent for the shares of Series B Senior Convertible Preferred Stock the adjusted Conversion Rate in accordance with this Section 7 and shall prepare a certificate signed by the Corporation’s treasurer setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based; and

(ii)                                  A notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall be mailed as soon as practicable to the holders of record of outstanding shares of Series B Senior Convertible Preferred Stock at their respective last addresses appearing on the books of the Corporation.

(f)                                    Notice of Certain Events.  In case:

(i)                                     The Corporation declares a dividend or other distribution on its Common Stock;

(ii)                                  The Corporation authorizes the issuance to the holders of its Common Stock of rights or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or any other subscription rights or warrants;

(iii)                               Of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of any sale, transfer or other disposition of all or substantially all of the assets of the Corporation or of any other transaction or event that would constitute or result in a Fundamental Change; or

(iv)                              Of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then the Corporation shall file with each transfer agent for the shares of Series B Senior Convertible Preferred Stock and mail to the holders of record of outstanding shares of Series B Senior Convertible Preferred Stock, at their respective last addresses appearing on the books of the Corporation, at least 20 days (or 10 days in any case specified in paragraph (i) or (ii) above) before the applicable record or effective date hereinafter specified, a notice stating (x) the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up or Fundamental Change is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up or Fundamental Change.  Failure to give notice as required by this Subsection (g), or any defect in such notice, shall not affect the validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up or Fundamental Change, or the vote on any action authorizing such.

(g)                                 Reservation of Shares.

(i)                                    The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of issuance upon conversion of shares of Series B Senior Convertible Preferred Stock, the full number of shares of Common Stock then deliverable upon conversion of all shares of Series B Senior Convertible Preferred Stock outstanding.

(ii)                                In the event that at any time the Corporation shall have outstanding any shares of capital stock, debt securities, or other instruments or rights that are convertible into, or exercisable or exchangeable for, shares of Series B Senior Convertible Preferred Stock, the Corporation shall at such time reserve and keep available, free from preemptive rights, out of its authorized but unissued Series B Senior Convertible Preferred Stock, the full number of shares of Series B Senior

Convertible Preferred Stock then deliverable upon such conversion, exercise or exchange.

(h)                                 Transfer Taxes on Conversion.  The Corporation shall pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series B Senior Convertible Preferred Stock pursuant hereto, other than any tax in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Senior Convertible Preferred Stock so converted were registered.  No such issuance or delivery in a name other than that in which the shares of Series B Senior Convertible Preferred Stock were registered shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(i)                                    Definition of Common Stock.  For purposes of this Section 7, “Common Stock” includes any stock of any class or series of the Corporation which has no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.  However, shares issuable upon conversion of shares of Series B Senior Convertible Preferred Stock shall include only shares of the class designated as Common Stock as of the first date of issuance of shares of Series B Senior Convertible Preferred Stock or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and that have no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of each such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

(j)                                    Certificate of Independent Accountants.  The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this Section 7.

(k)                                Definitions of Closing Price and Trading Day.  As used in this Section 7, “Closing Price” on any day means the reported last sale price per share of Common Stock regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the American Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as reported by the National Association of Securities Dealers’ Automated Quotation System (“NASDAQ”), or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or its successor, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.  If on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, the Current Market Price for the Common Stock shall be the fair market value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation.  “Trading Day” means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York, New York are not authorized or obligated by law or executive order to close.

Section 8.                                          Voting Rights.

(a)                                  General.  The holders of Series B Senior Convertible Preferred Stock shall be entitled to ten votes for each share of Common Stock into which their shares of Series B Senior Convertible Preferred Stock are convertible and, except as hereinafter provided, shall vote together with the holders of Parity Stock and Common Stock (and of any other class or series that may similarly be entitled to vote with the holders of Common Stock) as a single class on all matters on which holders of Common Stock are entitled to vote.

(b)                                  Other Voting Rights.  So long as any shares of Series B Senior Convertible Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least a majority of the shares of Series B Senior Convertible Preferred Stock at the time outstanding, voting separately as a single class (subject to the proviso in this Section 8(b)), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)                                    Amendment of Certificate of Incorporation.  Any amendment, alteration or repeal of any provision of the Certificate of Incorporation, this Certificate of Designations or By-laws of the Corporation (whether by merger, consolidation, reclassification, combination or otherwise), or waive any provisions thereof, in a manner that would adversely affect the rights, preferences, privileges or powers of the Series B Senior Convertible Preferred Stock, including any amendment of the Certificate of Incorporation to increase or decrease (but not below the number of shares thereof then outstanding) the authorized number of shares of the Preferred Stock, or to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking on a parity with Series B Senior Convertible Preferred Stock and all such other series in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; provided, however, that the amendment of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock shall not be deemed to affect adversely the powers, preferences or rights of the Series B Senior Convertible Preferred Stock;

(ii)                                Authorization of Senior Stock.  Any amendment or alteration of the Certificate of Incorporation (including without limitation by merger, consolidation, reclassification, combination or otherwise) to authorize or create, or increase the authorized amount of, or obligate itself to authorize, issue or increase the amount of, any shares of any class or series or any securities convertible into or exchangeable for shares of any class or series of capital stock of the Corporation ranking prior to or on parity with Series B Senior Convertible Preferred Stock with respect to rights, privileges, liquidation preferences, dividends or distributions; or

(iii)                            Certain Mergers and Consolidations.  Any merger or consolidation of the Corporation with or into any entity other than a corporation, or any merger or consolidation of the Corporation with or into any other corporation unless the surviving or resulting corporation, or a corporation controlling such corporation that issues shares or other securities in such merger or consolidation, will thereafter have no class or series of shares or other securities either authorized or outstanding ranking prior to Series B Senior Convertible Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up, except the same number of shares and the same amount of other securities with the same voting powers, preferences and special rights as the shares and securities of the Corporation respectively authorized and outstanding immediately before such merger or consolidation, and each share of Series B Senior Convertible Preferred Stock outstanding immediately before such merger or consolidation is changed thereby into the same number of shares, with the same voting powers, preferences and special rights, of such corporation;

provided, however, that if any such amendment, alteration or repeal would affect adversely the powers, preferences or rights of the Series B Senior Convertible Preferred Stock and any other series of the Preferred Stock similarly entitled to vote upon the matters specified herein in substantially the same manner, it shall be sufficient if the holders of Series B Senior Convertible Preferred Stock and all such other series so adversely affected vote thereon together as a single class, regardless of series.

Section 9.                                          Certain Covenants.  So long as any shares of Series B Senior Convertible Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least a majority of the aggregate shares of Series B Senior Convertible Preferred Stock and Series A Senior Convertible Preferred Stock at the time outstanding, voting together as a single class on the basis of one vote for each share of Common Stock into which shares of Series B Senior Convertible Preferred Stock and Series A Senior Convertible Preferred Stock are convertible, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for the Corporation to:

(a)                                  (i) dissolve, liquidate or wind-up the Corporation or carry out any partial liquidation or distribution or any transaction in the nature of a partial liquidation or distribution, (ii) reclassify or recapitalize any shares of the Corporation’s capital stock, (iii) directly or indirectly, redeem, purchase, or otherwise acquire for value (including through an exchange), or set apart money or other property for any redemption, purchase or acquisition of, or other analogous fund for the redemption, purchase, acquisition of, any Junior Stock or securities convertible into or exchangeable for Junior Stock, other than the redemption of (A) shares of Common Stock, par value $0.01 per share, of the Corporation pursuant to Section 2.01(a) of the Stockholders Agreement and (B) shares of Junior Preferred Stock, par value $0.01 per share, of the Corporation pursuant to the Certificate of Designations for the Junior Preferred Stock or (iv) file any voluntary bankruptcy petitions or consent to the filing of any such bankruptcy petition or consent to the appointment of any receiver, custodian, liquidator or trustee for the Corporation or any material portion of its properties;

(b)                                  acquire, whether by way of asset purchase, recapitalization, merger, consolidation, purchase of stock or otherwise, a controlling interest in any other person or entity, or all or any substantial part of the assets of any other person or entity, or any operating division or business line of any other person or entity, in each case outside the ordinary course of business, except to the extent that the aggregate value of the consideration paid (including without limitation indebtedness assumed) in connection therewith, together with the aggregate value of the consideration paid (including without limitation indebtedness assumed) in connection with any related transaction, is less than $20,000,000; or

(c)                                  convey, sell, lease, assign, transfer, exchange or otherwise dispose of any of its property, business or assets, or permit the conveyance, sale, lease, assignment, transfer, exchange or other disposition of any property, business or assets of any consolidated subsidiary of the Corporation, whether now owned or hereafter acquired, for an aggregate value of consideration paid (including without limitation indebtedness assumed) in excess of $20,000,000 in any one transaction or series of related transactions, except for (i) the sale or other disposition of any tangible or intangible personal property that has become obsolete or worn out and is disposed of in the ordinary course of business, (ii) the sale or other disposition of inventory made in the ordinary course of business, (iii) capitalized leases and sale and leaseback transactions, (iv) the license or sub-license of any intellectual property, or (v) the sale of the

Corporation which is structured as a sale of all or substantially all of the assets of the Corporation.

Section 10.                                   Other Rights.  The shares of Series B Senior Convertible Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation.

Section 11.                                   Restatement of Certificate.  Upon any restatement of the Certificate of Incorporation of the Corporation, Sections 1 through 10 of this certificate of designations shall be included in Article 4 of the Amended and Restated Certificate of Incorporation under the heading “Series B Senior Convertible Preferred Stock” and this Section 11 may be omitted.  If the Board of Directors so determines, the numbering of Sections 1 through 10 may be changed for convenience of reference or for any other proper purpose.”

IN WITNESS WHEREOF, Talecris Biotherapeutics Holdings Corp. has caused this certificate to be signed by Lawrence D. Stern, its President, this 31st day of March, 2005.

TALECRIS BIOTHERAPEUTICS
HOLDINGS CORP.

By	/s/ Lawrence D. Stern

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

SERIES 13 SENIOR CONVERTIBLE PREFERRED STOCK

OF

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

Talecris Biotherapeutics Holdings Corp., a corporation duly organized and existing under the General Corporation [raw of the State of Delaware (the “Corporation”), does hereby certify that:

1.                                       The Certificate of Designation of the Series 13 Senior Convertible Preferred Stock of the Corporation, filed with the Secretary of State on March al, 2005, is hereby amended by adding the following new sentence to the and of Section 4(a) thereof;

“Notwithstanding anything herein to the contrary, at any time prior to January 31, 2007, the Board of Directors, or a duly authorized committee thereof, is authorized to declare, and the Corporation is authorized to pay, one or more dividends in an aggregate amount not to exceed 5850 million on the Series A Senior Convertible Preferred Stock and the Series B Senior Convertible Preferred Stock,”

2.                                       The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the sole stockholder of the Corporation) of the General Corporation Law of the State of Delaware,

IN WITNESS WHEREOF, Talecris Biotherapeutics Holdings Corp. has caused this Certificate to be executed by a duly authorized officer on this        day of                       , 2006.

TALECRIS BIOTHERAPEUTICS HOLDING CORP

By:	/s/ John F. Gaither, Jr.
Name: John F. Gaither, Jr.
Office: Executive Vice President

CERTIFICATE OF SECOND AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

SERIES B SENIOR CONVERTIBLE PREFERRED STOCK

OF

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

Talecris Biotherapeutics Holdings Corp., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

The Certificate of Designation of Series B Senior Convertible Preferred Stock of the Corporation, filed with the Secretary of Sate on March 31, 2005, amended by the Certificate of Amendment to the Certificate of Designation of Series B Senior Convertible Preferred Stock of the Corporation, filed with the Secretary of Sate on December 5, 2006, is hereby further amended by inserting the following language at the end of Section 9(a)(iii) thereof, after the word “Stock” and before the word “or”

“, and (C) shares of Common Stock, par value $.01 pursuant to Section 2(h) of that certain Asset Purchase Agreement by and Among IBR-BYR L.L.C., International Bioresources, L.L.C., IBR Plasma Centers, L.L.C., Talecris Plasma Resources, Inc. and Talecris Biotherapeutics Holdings Corp., dated November 18, 2006,”

The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by written consent of the sole stockholder of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Talecris Biotherapeutics Holdings Corp. has caused this Certificate of Second Amendment to be executed by a duly authorized officer on this the 27th day of February, 2007.

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

By:	/s/ John F. Gaither, Jr.
John F. Gaither, Jr., Executive Vice President